UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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I. Memorandum From Hamish Brewer To Manugistics Associates
Memo
To: Manugistics Associates
From: Hamish Brewer
CC: JDA Associates
Date: June 6, 2006
Re: JDA and Manugistics Combination
Cautionary Language
This document was prepared in connection with JDA’s planned acquisition of Manugistics (the “Merger”). The Merger is subject to certain conditions. Please see the end of this document for additional details about this transaction, including where you can find more information about the Merger.
Introduction
The acquisition process is proceeding according to plan. The two key regulatory steps (HSR antitrust review and filing of the Manugistics Proxy Statement with the SEC) have been passed without issue and we are now preparing for the final major hurdle: Manugistics shareholder approval. Based upon the current rate of progress I still expect the transaction to close according to the originally anticipated schedule.
I would like to take this opportunity to communicate critical aspects of the transition after the close and our direction together as one company – clearly all of these comments are dependent on the successful close of the transaction.
Current Assessment of the Opportunity that Lies Ahead
I have had the opportunity to speak to a number of existing and potential customers about this combination and I would like you to know that the feedback I have received so far has been very positive. They see real value in the unique proposition that JDA and Manugistics can create and they are excited about the potential benefits for their businesses. Additionally, I have spent a good deal of time talking to the investment community and they also see the great potential in this combination; we have the opportunity to create a great future with this transaction.
Many of the JDA and the Manugistics associates are now engaged in detailed planning and preparation for the day when we will become one company. Based on the progress so far, I can say without hesitation that we have the opportunity to build a powerful, unique and compelling offering that will compete very effectively in the marketplace as well as a company that will be financially strong and capable of providing rewarding long term career opportunities.
Organizational Integration
As I mentioned at the announcement of this transaction, JDA’s intention is to combine the two organizations into one new company as soon as possible after the close. Where possible, we will notify you of your role and position in the organization structure immediately after the close. Most of you will be relatively unaffected by this re-organization and will continue to perform your current roles. However, we will all have a new and important responsibility; to ensure that we become one team with one combined culture and one set of business processes as soon as possible. All JDA associates will need to be prepared to accept changes as we adopt the best of the Manugistics operating model and equally, all Manugistics associates will need to be prepared to do the same as new procedures and practices are implemented from JDA’s operating model.
I ask each of you to consider it your personal duty to make this process open, transparent, efficient, considerate and successful in the shortest possible time. It is natural for people to want to defend the practices that they have developed over the years but we all need to be open to change and open to discuss opportunities for change. I want every associate to know that this is a critical success factor in this transition. If you see activities or inactivity that is counter to the spirit of this imperative then I want you to consider it your duty to escalate the issue through your management channel without delay. As a stakeholder in our future, you have a right to be heard in an open and inclusive manner and where a policy has been established, to receive an explanation of the justification for the policy. If you don’t get this then you should call or email me directly – I am always available to every associate in this combined company – I don’t promise that I’ll agree with you, but I do promise that I’ll listen.
We plan to create one unified organization structure from the top of the company down. We will take this opportunity to adjust and redefine our leadership team incorporating both JDA and Manugistics senior managers. Over the next few days and weeks we will announce the appointment of Manugistics executives into positions within the leadership team as soon as possible. These appointments will, of course, be subject to completion of the transaction. Please be patient and avoid jumping to conclusions simply because you haven’t heard about a particular person or role, there may be good reasons why an announcement cannot yet be made. After we close we will announce the entire structure of the leadership team.
As I mentioned before, we will build one unified organization structure as if the two companies had always been one:

• One global marketing organization with the responsibility to communicate our entire value proposition. There will be corporate marketing and regional marketing more focused on business development.
• One regional sales organization (with geographic leadership in the Americas, EMEA and Asia Pacific regions) with sales people focused on specific target industries – clearly our two major industries will be retail and consumer goods manufacturing.
• One regional pre-sales organization supporting the entire suite of products
• One regional consulting business providing implementation services for the entire suite of products worldwide
• One training organization tasked with educating our associates and our customers on topics that span the entirety of our business
• One centralized global support organization providing a single point of service for all customers including regional customer contact centers
• One global product management and product development organization working to a single methodology and responsible for the entire suite of products
• One global internal support organization including finance, administration, HR, IT, legal etc.
This approach means that over time we must harmonize all personal benefits and conditions across the company. For some this may mean some improved benefits, for others it may mean some diminished benefits in some areas. But the principle is clear, we cannot have associates receiving fundamentally different conditions of employment simply based on where you came from, all associates will operate under a single uniform set of geographically sensitive benefit policies. Harmonizing the salary levels of associates will be managed gradually over time through JDA’s performance evaluation and career planning methodology; JDA Perform. For those of you who may have some reduction in benefits, I hope that you can see the importance of having a consistent approach across the company and will work with us to make this transition a success.
Cost Synergies
A critical success factor related to this transaction is the opportunity to significantly improve the profitability of both companies. These changes are important to all of us as they will provide the basis for a strong and profitable business that can maximize its potential in the market.
We will have to eliminate some positions in the company as a result of this transaction, although the extent of this change will be fairly minor. Basically, we will eliminate redundant positions that are no longer required e.g. we only need one CEO. It is important to note that we plan to increase overall headcount in key areas that can help us achieve the potential of this combined organization, specifically:
•	We plan to increase the total headcount in product development

•	We plan to increase the total headcount in customer support
I want to be able to communicate to each of you as soon as possible after the close whether or not you will be affected by this headcount reduction in order to avoid unnecessary anxiety. While I indicated earlier, the reduction will be relatively minor, it will impact some of you. If you are negatively affected by this transition then I give you my word that we will do our utmost to ensure that you will be treated considerately and with respect (see attached HR FAQ). If you don’t see this happening then just let me know.
In addition to headcount related synergies, of course all of the usual expense related synergies will be implemented as soon as possible. This will include consolidation of offices to minimize duplication of facility costs. We will be maintaining a significant presence in the Rockville facility and in fact, have plans for the facility to house members of the leadership team and senior executives.
My Vision of Our Future
We are going to build a great company together with a bright and market-leading future. As CEO, I think it is important that you are aware of my vision for this combined company as we enter into this new era.
Our primary competitors are, and will continue to be SAP and Oracle. These companies share more in common with each other than they do with us. JDA, by contrast, is going to be a company that:
• Remains focused on a limited set of markets with a goal of delivering clearly differentiated expertise in these markets;
• Establishes and delivers compelling innovation to our customers designed to bring transformational business benefit at a low total cost of ownership;
• Remains committed to keeping the interests of our customers first and foremost in our thinking.
Our Markets
The primary market for our solutions will be the extended consumer goods supply chain encompassing retail, wholesale, distribution and consumer goods manufacturing.
Let me be clear, I believe that JDA can be the leading solutions supplier to this market globally and that is my objective, plain and simple. The future JDA will have a unique offering in the optimization arena that will span the entire demand/supply chain as indicated in the chart below:

This will require hard work and creative thinking on the part of everyone. If you would like to be part of achieving this vision, if you think that you can contribute to this vision, if you are prepared to make this vision part of your daily motivation and purpose then together we can make this a reality, of that I have no doubt.
Change will remain a constant challenge; I can’t predict exactly how this vision will be realized and what steps we will need to take to get there. But if you remain open to change in everything but our values then this can be a rewarding and successful journey.
Government, Aerospace and Defense
I am still relatively unfamiliar with this business, so the first thing that I will do is listen and learn. Once the way forward for this business is certain then I will communicate that to you quickly. It is already clear to me that there are substantial revenue opportunities in this market if we can remain focused.
Travel, Transportation and Hospitality
The revenue management business is a business that seems full of possibility to me. Already, it is very clear to me that the price optimization solutions that are a component of this solution offering have potential significantly beyond the historic achievement through more aggressive packaging and promotion of these solutions to the extended retail supply chain market.
Additionally, I am very excited about the opportunities to extend the concepts of revenue management to a broad spectrum of customers, once again, with a disciplined approach to each market in order to avoid over-extending ourselves.

Product Vision
We plan to fully integrate the Manugistics products and the JDA products together. This integration will not be trivial and will require careful planning and committed execution over the next 18-24 months, but we will start down this path immediately after the close. Our product management organization and solution experts will provide details of this roadmap to everyone as they are figured out. We will announce a product integration roadmap as soon as possible after the close in order to tackle uncertainty in the market.
The short version of the product opportunities that lie ahead is as follows:
• Generally, we will adopt JDA’s .Net based smart client technology across the entire suite (there may be some applications where a web UI is preferable). This approach will provide a rich user experience that is consistent across our entire suite encompassing advanced workflow capabilities based on the Windows Workflow Foundation which will be an integral part of the Vista version of Windows to be launched in the first quarter of 2007.
• We will merge the Manu Demand and Fulfillment products with JDA’s Portfolio Replenishment Optimization solution to create a market leading solution for demand planning and replenishment.
• We will leverage existing technologies from both JDA’s Portfolio Enabled platform (such as the Portfolio Knowledge Base and Portfolio Registry) and Manugistics Webworks platform (such as the grid computing technology)
• We will extend database support for the Manugistics products from just Oracle to include Microsoft SQL Server 2005
• The Manugistics product suite will be integrated with JDA’s Strategic Demand Management (SDM) offering (some components may well be integrated as part of the initial release of SDM in the first quarter of 2007.
• We will do all of this without requiring wholesale rewrites on either side by leveraging service oriented architecture technologies
Already we have seen that some of the industry analyst groups have chosen to take a negative attitude towards the opportunity we have together – in part a result of the fact that JDA does not spend much money with these people. Their lack of foresight is not our problem, as long as we are convinced and our customers are convinced then at the end of the day, that’s all that matters, the industry analysts will figure it out eventually.
Having shared my personal vision with you, I would like to add that this is the result of just a few months spent working to understand the real opportunities that could exist for the future JDA. I look forward with great anticipation to having the opportunity to work together to define our path forward to future success.
Long Term Success

Long term success will be created through a shared vision executed with passion at every level within the company. JDA will succeed by having superior innovative products delivered to the market by people who offer superior expertise and commitment to customer success. In JDA we have a concept of the High Performance Organization that speaks to the values that will allow our company to grow and thrive. This concept recognizes that in the end every success is predicated on the capabilities, passion and energy of our people.
Within JDA, we have spent a good deal of energy developing practices that are designed to help develop the capabilities of our associates over the past couple of years. While these practices and tools are still far from perfect, they represent a commitment to the long term retention of our most important asset; you! I look forward to combining the best of JDA Perform with the equivalent processes within Manugistics to create the best possible environment for excellence to thrive.
I hope that this memo, although rather long, has given you some additional insight into life at JDA and the opportunity that lies within the grasp of all of us. If you have any specific questions then feel free to raise them with your manager within either JDA or Manugistics. We will hold company meetings as soon as possible after the close to provide further opportunities for discussion and clarification.
Regards,
Hamish
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
     This document contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 about JDA Software Group, Inc. (“JDA”), Manugistics Group, Inc. (“Manugistics”) and the combined company after completion of the merger. Any statements that are not statements of historical fact (including statements containing the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions) are intended to identify such forward-looking statements. These forward-looking statements are based on information available to JDA as of the date of this filing, current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties are difficult to predict and generally beyond the control of JDA and Manugistics, and include: approval of the transaction by Manugistics’ stockholders; the ability to consummate the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by JDA and Manugistics; the variable demand and competitive landscape in the market for the companies’ products; the reaction to customers of both companies to the transaction; JDA’s ability to successfully integrate Manugistics’ operations and employees; and the costs associated with the transaction and JDA’s ability to manage its expenses following the closing. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in JDA’s Annual Report on Form 10-K as filed with the SEC on March 16, 2006 and Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2006 and Manugistics’ Annual Report on Form 10-K as filed with the SEC on May 15, 2006. These forward-looking statements should not be relied upon as representing JDA’s view as of any subsequent date and JDA does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.
Caution Required by Certain SEC Rules
     In connection with the proposed transaction, Manugistics has filed a definitive proxy statement and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF MANUGISTICS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to Manugistics’ Investor Relations page on its corporate website at www.manugistics.com.
     Manugistics, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the transaction described herein. Information regarding the special interests of Manugistics’ directors and executive officers are included in the definitive proxy statement described above. Additional information regarding these directors and executive officers is also set forth in Manugistics’ Annual Report on Form 10-K filed with the SEC on May 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. Manugistics’ filings are available free of charge on Manugistics’ corporate website at www.manugistics.com on its investor relations page or by telephone to the attention of Investor Relations at (301) 255-5000.
     JDA may be deemed to have participated in the solicitation of proxies from the stockholders of Manugistics in favor of the proposed transaction described herein. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2006 and Annual Report on Form 10-K filed with the SEC on March 16, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. JDA’s filings are available free of charge on JDA’s corporate website at www.jda.com on its investor relations page or by telephone to the attention of Investor Relations at (480) 308-3000.

II. Frequently Asked Questions Related to Human Resources:
This document was prepared in connection with JDA’s planned acquisition of Manugistics (the “Merger”). The Merger is subject to certain conditions. Please see the end of this document for additional details about this transaction, including where you can find more information about the Merger.
Frequently Asked Questions
The following questions were asked by Manugistics employees and have been answered by JDA management, and will be posted in the Manugistics Employee Encyclopedia. This FAQ will be updated and revised continually until the closing. Feel free to email any additional questions to ”HRD.”
1.	When will I know if I will have a job with JDA?

During the period between the announcement of the transaction and the closing, JDA will be reviewing Manugistics’ organization and making a determination relative to how to optimize the combined organization going forward, including staffing levels. It is JDA’s practice to notify people of their status as soon as possible after the closing of the Merger whether they will have a job with JDA.

2.	Who will my manager be?

Once the new organization has been set, you will be advised as to the name of your new manager and the organizational structure for your department.

3.	If I am terminated after the closing, what will my severance be?

As of the date of the closing of the transaction, JDA will apply its severance guidelines to any US employee who is terminated as a result of a reduction in force. JDA’s guidelines are generally more favorable than Manugistics’ current guidelines. Depending upon one’s grade level, you will be entitled to either 2, 3 or 4 weeks of pay for each year of service up to a maximum of either 20 or 30 weeks of pay. JDA will honor the Manugistics employees’ credit for their service to Manugistics in determining the amount of severance that you would receive. Any employee whose severance entitlement would be more favorable using Manugistics’ guidelines will have those guidelines applied. If an associate has previously received a Retention Agreement with Manugistics that provides for additional severance or a retention bonus, JDA will honor the terms of that agreement. For non-US employees, JDA will follow the legal requirements and JDA’s local practice in the applicable country.

4.	Where will the headquarters be and will offices be closing?

The combined company will be headquartered in Scottsdale, Arizona, at JDA’s current world headquarters. JDA currently plans to continue operating Manugistics’ corporate office in Rockville, Maryland. In nearly every city that Manugistics has a branch office, JDA also has an office operating. For example, there is both a JDA and a Manugistics branch office operating in these cities and/or geographies: Chicago, Atlanta, Northern California, Sydney, Tokyo, Shanghai, Sao Paulo, Paris, Spain and the United Kingdom. To reduce costs while ensuring the best ongoing service to customers, JDA expects to combine several of those branch operations in the United States and internationally after the deal closes. JDA will give significant notice to employees who are based in these offices.

5.	Will I have to relocate if I accept a role in the combined organization?

JDA will look at the total combined organization, post-closing, to determine where there is a need for centralized operations. JDA expects to have open positions in Scottsdale and other offices around the world. These opportunities will be available for consideration to all associates in the newly combined company. Depending upon the location of the position that you are offered, you may be asked to move and, if appropriate, offered relocation assistance. However, with JDA’s commitment to maintaining an office in Rockville and the fact that there are many cities in which both companies have an office, the number of required relocations will likely be minimal.

6.	If I am offered position in the combined company, when do I have to make a decision whether I intend to stay?

If you are offered a position with JDA, we would expect that you would advise us within one week of your decision.

7.	Can we apply for JDA openings if there isn’t an opening for me now?

There are numerous openings for rewarding positions within JDA’s various locations. After the closing, we would encourage any Manugistics employee who may be interested in one of those openings to go to www.jda.com and submit your resume or contact JDA’s Recruiting Manager, Anna Cruz, at anna.cruz@jda.com. JDA will also consider Manugistics employees who may be in positions that will be eliminated in the combined organization for other roles in the organization for which they have the qualifications.

8.	What is the timeline for the transition?

Completion of the merger, which is expected to close in the first week of July, 2006, is subject to the approval of Manugistics stockholders, and other regulatory and customary conditions.

9.	I am a foreign national, how does this acquisition affect my visa or pending green card?

If Manugistics is currently sponsoring your visa or green card application and you are offered a position by JDA after the acquisition, JDA will continue to sponsor your application.

10.	Will my compensation remain the same?

JDA expects that Manugistics employees’ existing compensation packages will carry forward for some time immediately following the acquisition, with a goal of harmonizing the compensation program across the combined company. JDA’s compensation plan normally includes a base salary, an incentive compensation component and a limited participation equity program. JDA regularly reviews market conditions and incentive practices to maintain market competitiveness. This practice will continue under the combined organization.

11.	How will I enter my time and expenses with JDA?

As of the day after the close of the transaction, all Manugistics associates will begin entering their time and expense entries into JDA's time and expense system. Up until that time Manugistics' associates should enter their time and expenses into Manugistics' time and expense system.

12.	Will I have the same grade and title?

The grade structure and titles within JDA are somewhat different than those currently in effect at Manugistics. We will be working during the transition period to synchronize the two structures in order to apply a uniform structure to the entire organization.

13.	What opportunities are there to improve my skills and develop my career within JDA?

JDAPerform is JDA’s performance management program through which employees have an opportunity to manage their career development. Employees can identify the critical skills needed to move into other positions within the company or advance within their own department. They can then work with their manager to establish a development plan and work toward achieving the desired advancement through “on the job” development and courses, which can be taken through JDA Learn.

14.	If I have a retention bonus in place with Manugistics, will JDA honor it after the close?

Yes. JDA will honor the retention bonuses that have been put in place by Manugistics if they are triggered.

15.	Will JDA be putting any retention bonuses in place after the closing?

As a general practice, JDA does not offer retention plans to employees. As JDA assesses the organizational requirements and critical skills required for the combined organization and transition period it may choose to provide certain individuals with a retention bonus. However, we anticipate that such bonuses, if needed, would only be provided to a very limited group of people. We believe that JDA offers an attractive employment opportunity going forward. We hope and believe that the majority of employees will share that belief and wish to be a part of this organization going forward for the long term.

16.	How do I escalate questions or concerns during the period before the transaction?

You should follow the normal communications channels that you have within Manugistics to have your questions answered. If your question requires some input from JDA, your manager will solicit a response from the appropriate person in JDA.

17.	Does JDA have a Stock Purchase Program or other programs to encourage employees to have an equity stake in the company?

JDA does not currently have a stock program.

18.	If I am offered a job with JDA but ultimately turn it down am I still entitled to severance?

No, unless you are asked to relocate and decide not to take the position due to the relocation.
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
     This document contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 about JDA Software Group, Inc. (“JDA”), Manugistics Group, Inc. (“Manugistics”) and the combined company after completion of the merger. Any statements that are not statements of historical fact (including statements containing the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions) are intended to identify such forward-looking statements. These forward-looking statements are based on information available to JDA as of the date of this filing, current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties are difficult to predict and generally beyond the control of JDA and Manugistics, and include: approval of the transaction by Manugistics’ stockholders; the ability to consummate the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by JDA and Manugistics; the variable demand and competitive landscape in the market for the companies’ products; the reaction to customers of both companies to the transaction; JDA’s ability to successfully integrate Manugistics’ operations and employees; and the costs associated with the transaction and JDA’s ability to manage its expenses following the closing. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in JDA’s Annual Report on Form 10-K as filed with the SEC on March 16, 2006 and Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2006 and Manugistics’ Annual Report on Form 10-K as filed with the SEC on May 15, 2006. These forward-looking statements should not be relied upon as representing JDA’s view as of any subsequent date and JDA does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Caution Required by Certain SEC Rules
     In connection with the proposed transaction, Manugistics has filed a definitive proxy statement and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF MANUGISTICS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to Manugistics’ Investor Relations page on its corporate website at www.manugistics.com.
     Manugistics, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the transaction described herein. Information regarding the special interests of Manugistics’ directors and executive officers are included in the definitive proxy statement described above. Additional information regarding these directors and executive officers is also set forth in Manugistics’ Annual Report on Form 10-K filed with the SEC on May 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. Manugistics’ filings are available free of charge on Manugistics’ corporate website at www.manugistics.com on its investor relations page or by telephone to the attention of Investor Relations at (301) 255-5000.
     JDA may be deemed to have participated in the solicitation of proxies from the stockholders of Manugistics in favor of the proposed transaction described herein. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2006 and Annual Report on Form 10-K filed with the SEC on March 16, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. JDA’s filings are available free of charge on JDA’s corporate website at www.jda.com on its investor relations page or by telephone to the attention of Investor Relations at (480) 308-3000.

III. Frequently Asked Questions Related to Benefits:
This document was prepared in connection with JDA’s planned acquisition of Manugistics (the “Merger”). The consummation of the Merger is subject to certain conditions. Please see the end of this document for additional details about this transaction, including where you can find more information about the Merger.
Frequently Asked Benefit Questions – For US employees only
The following questions were asked by Manugistics employees and have been answered by JDA management, and will be posted in the Manugistics Employee Encyclopedia. This FAQ will be updated and revised continually until the closing. Feel free to email any additional questions to “HRD.”
1.	Explain the difference between the two JDA medical options: the Choice plan and Choice Plus PPO plan.

Choice Plan – This is an open access HMO. Participants must utilize the providers and facilities within the network. The only exception for when you can utilize a provider out of the network is an emergency room visit. The Choice plan is designed so that you are only responsible for modest co-pays. There are no deductibles or out of pocket maximums under this plan. United Healthcare’s Choice plan is an extensive nationwide network with more than 770,000 providers and 3,600 facilities.

Choice Plus PPO – This plan is a traditional PPO plan design. It gives you the option to seek care in or out of United Healthcare’s Choice Plus network of providers and facilities. There are deductibles and out of pocket maximums you will be responsible for when receiving services. The plan is designed so that you will have lower deductibles and out of pocket maximums when you use a network provider or facility. The Choice Plus plan has essentially the same network of providers as are available under the Choice plan.

For a more complete description of the plans, please refer to the JDA Benefit Summary which is posted on the Manugistics’ Employee Encyclopedia.

2.	Are there any pre-existing condition limitations within the medical plans?

There are none.

3.	When might JDA move Manugistics’ employees to the JDA medical, dental and vision plans and what will happen to the medical/dental deductibles and out of pocket maximums I have already met this year?

JDA currently expects to move all of Manugistics’ associates to the JDA plans effective October 1, 2006, with JDA’s renewal.

JDA anticipates being able to transfer over, and give credit for any deductibles and out of pocket maximums already paid under the Manugistics plan in 2006. The Manugistics associates would be responsible for the difference between Manugistics’ and JDA’s plan deductibles and out of pocket maximums for the remainder of 2006.

4.	Until what age can a dependent child be covered on JDA’s medical, dental and vision plans?

The JDA plan covers dependent children through age 19, and if the individual is a full time student through age 25.

5.	What percentage of a claim would I responsible for after I have met the deductible in the Choice Plus PPO plan?

Associates who are in the Choice Plus PPO plan are responsible for paying 10% of the expenses incurred when using an in-network provider and 30% when using an out of network provider, up to the out of pocket maximum.

6.	If I leave the company how will I get a HIPAA certificate to show my past coverage period?

A HIPAA certificate will be mailed to your home shortly after your separation from the company.

7.	Does a person have to elect JDA’s medical, dental and vision combined or can they be elected separately?

The plans can be elected separately, i.e. you can elect medical and not dental.

8.	If JDA consolidates the Manugistics medical, dental and vision plans into the JDA plans will I be able to get a letter indicating such change in the event I want to enroll on my spouse’s plan?

Yes, after the close of the transaction you may e-mail Margie Jones in JDA’s Human Resources department at margie.jones@jda.com and she will provide a letter to you.

9.	What is the lifetime maximum dollar benefit for the JDA Choice Plus PPO plan and the Choice plan?

There are no lifetime maximums under either plan.

10.	Will I be able to get more details on the available plans?

The Summary Plan Description for JDA’s plans will be made available on JDA’s intranet after the close of the transaction.

11.	Who is the pharmacy provider and what is meant by $10\$20\$40 and $20\$40\$80?

Medco is the pharmacy provider. For prescriptions filled at a retail pharmacy there is a co-payment of $10 for generic, $20 for preferred name brand and $40 for non-preferred brand name. For prescriptions filled through mail order (90 day supply) there is a co-payment of $20 for generic, $40 for preferred name brand and $80 for non-preferred brand name.

12.	If the Choice plan option is selected for medical coverage, what happens if the insured person is traveling and medical treatment is required and no network providers are available in the area?

If emergency services are required, the Choice plan allows a person to use an out of network emergency room and still receive benefit as if they were using an in-network provider. Services outside of emergency circumstances would not be covered.

13.	Which dental network does JDA use with United Concordia and must we stay in this network?

The network is the Advantage Plus network. You do not have to use a network provider, however you will be responsible for any expenses over reasonable and customary charges that an out of network provider might charge.

14.	Are the medical, dental and vision networks nationwide or located only in Arizona.

The networks are nationwide networks.

To search for medical providers you can go to www.uhc.com and search their general physician directory. Within the search it will ask “Which health plan are you interested in” and you will either want to select “Choice” for the Choice plan or “Choice Plus” for the Choice Plus PPO plan.

Dental – www.ucci.com, and select the Advantage Plus network.

Vision – www.spectera.com, they only have the one network.

15.	Is there a benefit for infertility treatment and if so are there any pre-existing condition limitations?

The Choice Plus PPO plan has coverage for infertility to a lifetime maximum of $15,000. There is no pre-existing condition clause however the plan does state: Infertility means the condition of a presumably healthy covered person who is unable to conceive during a period of one year.

16.	Is chiropractic covered, if so what are the limitations?

Yes, chiropractic is covered and there are 24 visits allowed in the Choice plan and 12 visits allowed in the Choice Plus PPO plan.

17.	Will vision therapy be covered?

No, this is not a covered benefit.

18.	Is acupuncture covered?

No, this is not a covered benefit.

19.	Is there a limitation on Mental Health Outpatient services – i.e. dollar or time limit on each of the (max of 20) visits?

There is no dollar limitation or time limit for mental health outpatient services. The only limitation is the number of visits per calendar year (20).

20.	What if the surgeon I need to see doesn’t accept United Healthcare? Will I have to go “out-of-network”?

This would be considered out of network and you will need to choose the Choice Plus PPO plan in order to receive any benefit.

21.	If I no longer have a position with the combined company how will the transfer of medical plans affect participation in COBRA? Will we stay with GBS or will we be transferred to the JDA plans?

COBRA participants will transfer to the JDA plans when the active Manugistics employees transfer.

22.	What happens with the Flexible Spending Accounts for the employees that remain employed with JDA?

JDA will continue to administer the Flexible Spending Accounts.

23.	Will we be able to make new Flexible Spending Account (FSA) elections if we move to the JDA medical, dental and vision plans?

Unfortunately, you will not be able to make new FSA elections.

24.	What is the maternity leave policy?

Maternity leave falls under the short term disability plan. A person is required to use her sick and vacation time in excess of 40 hours and then short term disability applies. The percentage of short term disability wages increases with the length of your service. Your seniority date with Manugistics will be used to calculate your length of service. In the case of maternity, JDA typically pays six weeks under the short term disability plan after the required vacation/sick time has been exhausted.

Those employees that are currently on disability or who will be on disability in the near term because of a medical condition that is known and communicated to Human Resources prior to the acquisition will be able to keep their accumulated sick balance to apply towards that disability period and will then follow the JDA short term disability income replacement schedule for the duration of the approved disability period.

25.	In terms of the 401(k) plan, JDA’s match is 25% of a person’s contribution up to what maximum?

JDA will match 25% of your contributions up to the IRS maximum for the year. For 2006, those under age 50 can contribute up to $15,000. Therefore, JDA would match 25% of up to $15,000 or up to $3,750. For people age 50 or over the 2006 limit is $20,000. Therefore, JDA would match 25% of up to $20,000, or up to $5,000.

26.	JDA indicates 25% match with “100% vesting after two years of employment” on the 401(k). Does this mean two years from each contribution date or once an employee has two years of service all matching contributions are immediately vested?

Once an employee is employed for two years anything the company has matched under the two year vesting schedule is vested. Your seniority date with Manugistics will apply toward the two year vesting requirement.

27.	What happens with the 2006 Manugistics 401(k) match?

Manugistics 401(k) matching contributions made or owed in 2006 up to the close will vest at close.

28.	What specific funds are available in JDA’s 401(k) plan?
Vanguard Windsor II Investor
Vanguard Morgan Growth Investor
Vanguard Explorer Investor
Julius Baer International Equity A
American Beacon Small Cap Value Plan

Vanguard 500 Index Investor
PIMCO Total Return Admin.
Vanguard Retirement Savings Trust
Vanguard Target Retirement: Income, 2005, 2015, 2025, 2035, 2045
Artisan Mid Cap Value A
JP Morgan Mid Cap Value A
29.	What will happen to our Manugistics 401(k) accounts?

JDA currently expects to merge the Manugistics plan into the JDA plan. The funds under the Manugistics plan will be mapped over to similar funds within the JDA plan and be rolled over to the JDA plan. With a merger of plans, all funds must be rolled into the new plan. Once the funds are mapped over, then you can move your assets into any of the other available funds within the JDA plan. During the period in which the plans are merged, there may be a short “blackout” period in which associates may not be able to move their assets between funds.

30.	Will the $200 good-health subsidy continue?

No. However, JDA does have a Wellness program that is designed to assess individual health risks, provide health coaching, education and a customized combination of on-site, online and telephonic support to assist the employees in reducing their health risk and making lifestyle behavioral changes, which Manugistics’ employees will have access to. More information will be provided after the close of the transaction.

31.	Does JDA have a parental leave policy?

Yes, JDA has a parental leave policy of 5 days paid leave.

32.	Voluntary Life Insurance: What are the rates to purchase this benefit?

An employee working at least 30 hours per week, can purchase 1, 2 or 3 times their annual base salary in voluntary life coverage. The rates are based on a person’s age. The current monthly rates can be calculated per the schedule below. Please note the rates are always subject to change.

Rate/$1,000
Age	of salary
<20	0.04
20-24	0.05
25-29	0.06
30-34	0.06
35-39	0.08
40-44	0.12
45-49	0.20
50-54	0.29
55-59	0.50
60-64	0.70
65-69	1.02
70-74	2.58
75+	3.13
33.	What is the benefit of enrolling in the 529 College Savings Plan through JDA since anyone can get a 529 Plan on their own?

The benefit in signing up through the JDA group 529 plan is there are no sales fees charged and there is a minimal $10 annual maintenance fee.

34.	What will happen to the sick leave balances for Manugistics’ associates?

JDA’s maximum sick leave accrual for the year is 5 days, with 3 days carryover from the previous year for a combined maximum balance of 8 days. All balances will be reduced to 8 days or your current balance if less than 8 days.

Those employees that are currently on disability or who will be on disability in the near term because of a medical condition that is known and communicated to Human Resources prior to the acquisition will be able to keep their accumulated sick balance and be able to apply it towards that disability period and will then follow the JDA short term disability income replacement schedule for the duration of the approved disability period.

35.	What will happen to the floating holidays?

JDA’s policy allows for one floating holiday. If you currently have one or more floating holidays you will be allowed to carry forward one floating holiday for the remainder of 2006.

36.	What will happen to the vacation balances?

You will carry forward your current balance from Manugistics for the remainder of the 2006 calendar year, but will accrue vacation on a go forward basis according to JDA’s vacation accrual policy.
“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
     This document contains certain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 about JDA Software Group, Inc. (“JDA”), Manugistics Group, Inc. (“Manugistics”) and the combined company after completion of the merger. Any statements that are not statements of historical fact (including statements containing the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions) are intended to identify such forward-looking statements. These forward-looking statements are based on information available to JDA as of the date of this filing, current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties are difficult to predict and generally beyond the control of JDA and Manugistics and include: the approval of the transaction by Manugistics’ stockholders; the ability to consummate the proposed transaction; difficulties and delays in achieving synergies and cost savings; potential difficulties in meeting conditions set forth in the definitive merger agreement entered into by JDA and Manugistics; the variable demand and competitive landscape in the market for the companies’ products; the reaction to customers of both companies to the transaction; JDA’s ability to successfully integrate Manugistics’ operations and employees; and the costs associated with the transaction and JDA’s ability to manage its expenses following the closing. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in JDA’s Annual Report on Form 10-K as filed with the SEC on March 16, 2006 and Quarterly Report on Form 10-Q as filed with the SEC on May 10, 2006 and Manugistics’ Annual Report on Form 10-K as filed with the SEC on May 15, 2006. These forward-looking statements should not be relied upon as representing JDA’s view as of any subsequent date and JDA does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Caution Required by Certain SEC Rules
     In connection with the proposed transaction, Manugistics has filed a definitive proxy statement and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS OF MANUGISTICS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to Manugistics’ Investor Relations page on its corporate website at www.manugistics.com.
     Manugistics, and its respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in connection with the transaction described herein. Information regarding the special interests of Manugistics’ directors and executive officers are included in the definitive proxy statement described above. Additional information regarding these directors and executive officers is also set forth in Manugistics’ Annual Report on Form 10-K filed with the SEC on May 15, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. Manugistics’ filings are available free of charge on Manugistics’ corporate website at www.manugistics.com on its investor relations page or by telephone to the attention of Investor Relations at (301) 255-5000.
     JDA may be deemed to have participated in the solicitation of proxies from the stockholders of Manugistics in favor of the proposed transaction described herein. Information regarding JDA’s directors and executive officers is set forth in JDA’s proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on March 29, 2006 and Annual Report on Form 10-K filed with the SEC on March 16, 2006. These documents are available free of charge at the SEC’s web site at www.sec.gov. JDA’s filings are available free of charge on JDA’s corporate website at www.jda.com on its investor relations page or by telephone to the attention of Investor Relations at (480) 308-3000.